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                         (HEENAN BLAIKIE LLP LETTERHEAD)


April 29, 2003

                                                    File no.:  024066-0069

Lions Gate Entertainment Corp.
#3123 - Bentall Three
595 Burrard Street
P.O. Box 49139
Vancouver, B.C.  V7X 1J1


Dear Sir or Madam:


RE:    REGISTRATION OF SECURITIES OF LIONS GATE ENTERTAINMENT CORP.

At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-2 (File No. 333-_____) of Lions Gate Entertainment Corp., a company incorporated under the laws of British Columbia (the "Company"), in connection with the registration under the Securities Act of 1933 of (a) 17,250,000 common shares (the "Company Shares") of the Company.

We are of the opinion that:

(i) The Company Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Company Shares as contemplated in the Registration Statement and the countersigning of the certificate or certificates representing the Company Shares by a duly authorized signatory of the registrar for the common shares in the book-entry of the Company Shares by the transfer agent for the Company's common shares in the name of the Depository Trust Company or its nominee, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Yours truly,

/s/ Heenan Blaikie LLP